Exhibit 99.1

News Release

Nucor Announces the Addition of Nicholas C. Gangestad

to the Nucor Board of Directors

CHARLOTTE, N.C., August 8, 2023 – Nucor Corporation (NYSE: NUE) announced today that on August 7, 2023, its Board of Directors elected Nicholas C. Gangestad as a director effective September 1, 2023.

Mr. Gangestad, 58, currently serves as Senior Vice President and Chief Financial Officer of Rockwell Automation, Inc., the world’s largest company dedicated to industrial automation and digital transformation. Prior to joining Rockwell in 2021, he had a long career with 3M Company, a diversified technology company with a global presence in the fields of manufacturing, worker safety, healthcare and consumer goods. Mr. Gangestad served in various roles with 3M, including Senior Vice President and Chief Financial Officer from 2014 to 2020; Vice President, Controller and Chief Accounting Officer from 2011 to 2014; Director of Corporate Accounting from 2007 to 2011; and Vice President, Finance and Information Technology of 3M Canada from 2003 to 2007.

“Nick is an accomplished executive who brings to the Board over three decades of financial expertise and significant leadership experience with global companies,” said Leon J. Topalian, Nucor’s Chair, President and Chief Executive Officer. “We look forward to benefiting from his service and insight.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries—Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com